                                                                   Exhibit 10.33

                              CONSULTANT AGREEMENT
                              --------------------

          This Consultant Agreement (as amended or supplemented from time to time, this "Agreement") is entered into as of July 11, 2003, by and among, Nobel Learning Communities, Inc., a Delaware corporation with an address at 1615 West Chester Pike, West Chester, PA 19382 ("NLCI"), on the one hand, and A. J. Clegg, an individual with an office or residence in Pennsylvania ("Consultant"), and Tuscan Business Solutions, Inc., a Delaware corporation with an address at 1055 Westlakes Drive, Suite 3000, Berwyn, PA 19312 ("Tuscan"), on the other hand.

          Whereas, NLCI and Consultant are parties to a certain Employment and Termination Agreement dated as of August, 2001 (the "Termination Agreement"); and

          Whereas, pursuant to Section 6.1 of the Termination Agreement, the parties have agreed to enter into a consulting agreement pursuant to which Consultant shall provide certain consulting services to NLCI and its subsidiaries and affiliates (collectively with NLCI, the "Company"), under the terms and conditions hereinafter set forth; and

          Whereas, Consultant has requested, and NLCI has agreed, to assign the provision of the consulting services to be provided to the Company to Tuscan.

          Now, Therefore, with the foregoing recitals incorporated hereinafter by reference and in consideration of the mutual covenants and representations contained herein, and Intending to be Legally Bound, NLCI, Consultant and Tuscan hereby agree as follows:

1. Term. The term of this Agreement shall commence on July 11, 2003, and shall continue through the close of business on July 10, 2008 (the "Term").

2.   Duties and Responsibilities of Consultant and Tuscan.

     3.1. Upon request of the Company, Consultant shall provide to the Company up to ten (10) hours of consulting services each calendar month during the Term, such services to include any matter reasonably requested by the Company from time to time (the "Services"). The Services shall be exclusive of any services Consultant may perform for the Company in his capacity as a member of the Board of Directors of NLCI and shall, unless requested otherwise by the Company, be performed at Consultant's place of business. The Services shall consist of the actual time expended by Consultant, calculated in 1/10 hour increments, and include only time reasonably and necessarily incurred to render the services requested by NLCI, inclusive of any travel time requested by the Company. The Services shall be provided on a "use or lose" basis, which means that if the Company does not request the full amount of Services in any given month, the Company will not be permitted to carryover such unused time to another month. Consultant will provide the Services in accordance with all applicable laws and regulations, and the standards and practices generally accepted in the industry and exercised by other persons engaged in performing similar services.

     3.2. For so long as Consultant is either employed by, or the majority stockholder of, Tuscan, Consultant shall be permitted to assign to Tuscan Consultant's obligations with respect to the provision of the Services; provided, that Consultant is the sole person performing the Services, and provided further, that Consultant and Tuscan shall be and remain jointly and severally liable for all of Consultant's obligations under this Agreement. From and after the earlier to occur of (a) the date on which Consultant is neither employed by, nor the majority stockholder of, Tuscan, or (b) the end of the Term, this Agreement shall be construed to omit all references to Tuscan.

3. Representations of Consultant and Tuscan. Consultant and Tuscan each represents and warrants to the Company that he or it is authorized to enter into this Agreement and that the terms hereof are not inconsistent with or a violation of any contractual or other legal obligation, written or otherwise, to which Consultant or Tuscan is subject. Each of Consultant and Tuscan further acknowledges and agrees that the terms and conditions of Section 4.1 of the Termination Agreement remain in full force and effect and are deemed to be incorporated by reference. Consultant hereby reaffirms and ratifies his continuing obligations under Section 4.1 of the Termination Agreement, and Tuscan hereby consents and agrees to be bound thereby.

4.   Nondisclosure of Confidential Information

     3.3. During the Term and at all times thereafter, neither Consultant nor Tuscan shall (unless authorized to do so by NLCI's Board of Directors, or any committee thereof, or by a duly authorized officer of NLCI), directly or indirectly, disclose or permit to be known to, or used for the benefit of, any person or entity, any "Confidential Information"; provided, however, that Consultant may disclose Confidential Information solely for the limited purpose of enabling him to discharge his duties to NLCI and its stockholders, and Tuscan may disclose Confidential Information solely for the limited purpose of enabling it to perform the Services.

     3.4. As used in this Agreement, the term "Confidential Information" shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of the Company's businesses including, but not limited to, lists of customers or suppliers of the Company's businesses, pricing strategies, budgets, business files and records, trade secrets, curricula, processes, costs, designs, marketing methods, strategies or any other financial, educational, curricular or other information about the Company's businesses or curricula not in the public domain. Confidential Information shall not include any information which (i) is generally available to the public as of the date hereof, (ii) becomes generally available to the public after the date hereof, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Consultant or Tuscan, or any of Consultant's family members, or any of Consultant's or Tuscan's respective employees, agents or representatives, or
(iii) becomes available to Consultant or Tuscan, after the expiration of this Agreement, on a non-confidential basis from a source other than the Company, or any of its agents, provided that such source is not bound to the Company or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

     3.5. All Confidential Information shall be the exclusive property of NLCI, and Consultant and Tuscan shall use their respective best efforts to prevent any publication or disclosure thereof. All correspondence, memoranda, notes, records, reports, plans and other papers and items delivered to Consultant or Tuscan by the Company, or prepared by Consultant or Tuscan in connection with the performance of the Services, shall also be the exclusive property of the Company. Upon expiration of this Agreement (or at any earlier time upon request of a duly authorized officer of NLCI), Consultant and Tuscan shall immediately return to NLCI all of the Company's property (whether in written, electronic or other form) then in Consultant's or Tuscan's possession or control, and will not retain any copies, extracts or notations of the same.

5.   Independent Contractor

     5.1. Consultant and Tuscan each acknowledges that they are independent contractors with respect to the Company, and that nothing herein shall be construed to create a partnership, joint venture, employment or similar relationship between or among Consultant or Tuscan, on the one hand, and the Company, on the other hand, or to constitute Consultant or Tuscan as an employee of the Company. Accordingly, each of Consultant and Tuscan acknowledges that they shall not be entitled to participate in any of the Company's employee benefit plans or receive any other compensation or benefits beyond that expressly stated in this Agreement or the Termination Agreement, and that any taxes that may be due and payable as a result of any compensation or benefits provided pursuant to Section 6 shall be entirely the responsibility of Consultant or Tuscan, as applicable.

     5.2. Each of Consultant and Tuscan understands that, since they are independent contractors with respect to the Company, any personal injury or property damage suffered by Consultant or Tuscan, or any of Consultant's or Tuscan's employees or agents in the course of carrying out any duties under this Agreement shall be the sole responsibility of Consultant and Tuscan.

     5.3. Each of Consultant and Tuscan further agrees that neither of them has the power or authority to bind the Company or to assume or create any obligation or responsibility, express or implied, on the Company's part or in the Company's name (except as a duly authorized officer of NLCI may hereinafter expressly agree in writing or as may be directed by NLCI's Board of Directors from time to time), and neither Consultant nor Tuscan shall represent to any person or entity that Consultant or Tuscan has such power or authority.

6. Compensation. As compensation and consideration of the performance of the Services, NLCI shall provide to Consultant and Tuscan, and Consultant and Tuscan will accept, the benefits and compensation set forth in this Section 6, and no more:

     6.1. NLCI shall pay to Tuscan, during each year of the Term, the gross amount of Two Hundred Thousand Dollars ($200,000), payable monthly on a pro rated basis within 30 days of the last day of each calendar month; provided, that such amounts shall be paid to Consultant in lieu of Tuscan with respect to any periods during which Consultant is neither employed by, nor the majority stockholder of, Tuscan. If requested by NLCI, Tuscan or Consultant shall provide NLCI with an invoice detailing the Services provided in any given month.

     6.2. NLCI shall provide, at NLCI's cost, family health insurance coverage to Consultant (or, in the event of his death, his legal spouse) under a Company-sponsored group health insurance plan, for the remainder of Consultant's life (or, in the event Consultant predeceases his legal spouse, for the duration of his legal spouse's life). Such coverage shall be provided on the same basis that family health insurance coverage was provided to Consultant and his dependents by NLCI as of Consultant's last day of employment with NLCI. Notwithstanding the foregoing, in the event that NLCI determines that it is unable under its then-current group health to provide such family health insurance coverage to Consultant (or, in the event of his death, his legal spouse), NLCI shall so notify Consultant (or, in the event of his death, his legal spouse), and, upon timely submission to NLCI by Consultant (or, in the event of his death, his legal spouse) of appropriate invoices therefor, reimburse Consultant (or, in the event of his death, his legal spouse) for the actual cost incurred by Consultant to obtain similar health insurance coverage; provided, however, that in no event shall NLCI be required to pay in excess of Twenty-Four Thousand Dollars ($24,000) per year therefor. As to any individuals (other than Consultant's legal spouse) who were Consultant's legal dependents as of Consultant's last day of employment with NLCI, the foregoing obligations shall cease as of the date that any such individual is no longer Consultant's legal dependent, and Consultant (or in the event of his death, his legal spouse) shall promptly notify NLCI of any such change in legal dependency. For tax purposes, the benefits provided pursuant to this Section 6.2 shall be deemed to be provided to Consultant (or in the event of his death, his legal spouse), and not to Tuscan. Consultant hereby agrees that within thirty (30) days of the execution of this Agreement, he shall make arrangements for NLCI to be notified within thirty (30) days of the later to occur of his death or the death of his legal spouse.

     6.3. NLCI shall provide Consultant with two full, annual scholarships per year to the Company school of Consultant's choosing, to be used as directed by Consultant in writing, for the life of Consultant. For tax purposes, the benefits provided pursuant to this Section 6.3 shall be deemed to be provided to Consultant, and not to Tuscan.

     6.4. NLCI will reimburse Consultant or Tuscan, as applicable, for all reasonable out-of-pocket business expenses incurred in connection with the Services, in accordance with the provisions of Schedule A attached hereto and made a part hereof, upon timely submission by Consultant or Tuscan of appropriate supporting documentation therefor, setting forth in detail the nature and amount of each such expense for which reimbursement is requested; provided, however, that any expense exceeding $250.00 must be pre-approved by a duly authorized officer of NLCI in writing. NLCI shall not be required to reimburse Consultant or Tuscan for any such expenses unless an invoice therefor is delivered to NLCI within 45 days of the date such expense was incurred.

7. Indemnification. Consultant and Tuscan, jointly and severally, shall indemnify, defend and hold harmless NLCI and any of its parent companies, subsidiaries or affiliates, and their respective employees, agents, consultants, affiliates, officers, directors and stockholders, from and against any and all claims, suits, actions, legal proceedings, losses, damages, fines, demands, liabilities, costs and expenses, and all costs of investigation and defense including reasonable attorneys' fees, disbursements and court costs and all costs of enforcing the rights of indemnification provided under this Section 7 which arise out of, relate to, result from or occur by reason of (a) Consultant's or Tuscan's breach of this Agreement; (b) any fraud in connection with this Agreement or the provision of the Services; or
(c) any gross negligence or gross malfeasance in connection with the performance of the Services. The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

8. Work for Hire. All rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property ("Intellectual Property"), whether or not patentable, which Consultant or Tuscan (either alone or in conjunction with others) conceives, makes, obtains or reduces to product or practice or commences so to do in connection with the provision of the Services, are and shall be the sole and absolute property of NLCI, as "work made for hire". The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to the Company which is not conceived, made, obtained or reduced to product or practice in the course of Consultant's or Tuscan's provision of the Services or with the use of the time, material or facilities of the Company. Consultant and Tuscan will each make full and prompt disclosure to NLCI of all Intellectual Property and, at NLCI's request and expense but without additional compensation to Consultant or Tuscan, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as NLCI considers necessary to vest, perfect, defend or maintain NLCI's rights in and to such Intellectual Property.

9. Arbitration. NLCI, on the one hand, and Consultant and Tuscan, on the other hand, will attempt amicably to resolve disagreements and disputes hereunder or in connection with the Services by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from any party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

10. Notices. Any notice or other communication given under this Agreement shall be in writing and shall be valid and sufficient if delivered personally or transmitted by overnight courier service or first class certified mail postage prepaid, return receipt requested, addressed (in the case of NLCI), to the address set forth in the first paragraph of this Agreement, to the attention of its Chief Executive Officer, with a copy, at the same address, to the attention of its General Counsel, and (in the case of Consultant and/or Tuscan), to such address as indicated in the records of NLCI as of the date of this Agreement, or to such other address as any of such parties may subsequently designate by like notice.

11. Entire Agreement. This Agreement and the Termination Agreement collectively contain all the understandings and representations between the parties pertaining to the subject matter hereof and supersede all other undertakings and agreements, whether oral or in writing, previously entered into by them.

12. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware applicable to contracts to be performed entirely within such state. Service of process on the parties hereto at the addresses provided in accordance with the provisions of Section 10 shall be deemed adequate service of such process.

13. Amendment, Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Consultant and by a duly authorized officer of NLCI. Except as otherwise specifically provided in this Agreement, no waiver by any party of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure or delay by any party in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14. Construction of Agreement. The descriptive headings of the Sections of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

15. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the expressly intended preservation of such rights and remedies.

17. Assignment. This Agreement is a personal services contract, and accordingly, except as expressly set forth in Section 3.2, neither Consultant nor Tuscan may assign this Agreement or any rights hereunder, or delegate his or its respective duties hereunder. NLCI may not assign this Agreement, except to any of its parent companies, subsidiaries or affiliates, or to any successor to all or substantially all of its business or assets.

18. Signatories. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

     In Witness Whereof, the parties have executed this Agreement as of the date first written above.

Nobel Learning Communities, Inc.


By: /s/  George Bernstein               /s/ A.J. Clegg
    ---------------------------------   ----------------------------------------
    Name: George Bernstein              A.J. Clegg
    Title: Chief Executive Officer


Tuscan Business Solutions, Inc.


By: /s/  A.J. Clegg
    ---------------------------------
    Name: A.J. Clegg
    Title: Chairman and CEO

                                   SCHEDULE A
                    GUIDELINES FOR REIMBURSEMENT OF EXPENSES

     NLCI will pay the reasonable out-of-pocket cost of the following expense items:

  . Identified long-distance telephone calls, overnight or expedited delivery, couriers, photocopying (not more than 10CENTS/page, with outsourcing required to be considered for all projects over 100 pages or 10 sets of copies), and other expenses approved in advance by NLCI or as listed below.

  . Use of expedited or emergency services, such as express delivery services, couriers, overtime, and so on, will be reimbursed only when absolutely necessary because of unexpected developments or extremely short deadlines.

  . Billing for photocopies must include the number of copies for which charges are incurred as well as a description of the documents copied. Charges for long-distance telephone calls must be specific as to date of call, caller, receiver, and number of minutes.

  . Travel expenses within the West Chester/Philadelphia metropolitan area will not be reimbursed. Travel outside of the West Chester/Philadelphia metropolitan area may only be reimbursed if the travel was approved in advance by NLCI.

  . Reimbursement of expenses for approved travel will be in accordance with NLCI's travel policies (which include medium priced accommodations, and advance booking reservations whenever possible to take advantage of the lowest available fares).

  . Travel expenses must be itemized separately to indicate airfare, lodging, meals, taxis and other expenses, and must include an explanation of the purpose of the travel. Actual meal allowances while traveling must not exceed $40 per day. Gratuities will be reimbursed up to only the accepted "normal" rate of 15%. Rental car expenses, where necessary, should not be in excess of those for a mid-size car, and shall not include additional insurance.

     The following expenses will in no event be reimbursable, unless specifically agreed to in advance in a writing signed by NLCI:

  . Charges for overhead items, such as fixed costs associated with computers, fax machines and other equipment, office supplies, routine postage, local telephone charges, utilities, charges for incoming or outgoing facsimile transmissions, refreshments during meetings, personal expenses, cell phone charges, expenses that benefitted other clients, and any other expense that is either unreasonable or unnecessary.

  . Fees and expenses for overtime support staff, proofreading, transportation and meals (unless in accordance with the guidelines for traveling), time spent reviewing or analyzing conflict issues, internal status reviews, or other administrative activities.

  . Secretarial and clerical work including receipt and distribution of mail; new file set up; maintenance of calendars; scheduling; making travel arrangements; copying, faxing, collating or velobinding; opening, closing, organizing, computerizing or maintaining files; organizing or indexing documents; and assembling materials.

                                       2